Orion Marine Group, Inc. Reports Fourth Quarter and Full Year 2011 Results

Houston, Texas, March 1, 2012 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a leading heavy civil marine contractor, today reported a net loss for the three months ended December 31, 2011, of $5.2 million ($0.19 diluted loss per share). These results compare to net income of $3.0 million ($0.11 diluted earnings per share) for the same period a year ago. For the full year 2011, Orion Marine Group reported a net loss of $13.1 million ($0.49 diluted loss per share), which compares to 2010 net income of $21.9 million ($0.81 diluted earnings per share).

“2011 proved to be exceptionally challenging, far greater than our initial expectations,” said Mike Pearson, Orion Marine Group's President and Chief Executive Officer. “Margin pressure and inconsistent lettings by the US Army Corps of Engineers continued throughout the year. These factors affected both our profitability and equipment utilization through the end of 2011. Despite these challenges, we are focused on adjusting our business practices to match the current business environment, in part by strategically lowering margins in order to rebuild backlog.”

Financial highlights of the Company's fourth quarter and full year 2011 include:

Fourth Quarter 2011

•	Fourth quarter 2011 contract revenues were $55.3 million, a decrease of 38.8%, as compared with fourth quarter of 2010 revenues of $90.4 million.

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Gross profit for the quarter was $0.3 million which represents a decrease of $11.3 million as compared with the fourth quarter of 2010. Gross profit margin for the quarter was 0.6%, which was lower than the prior year period of 12.9%.

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Selling, General, and Administrative expenses for the fourth quarter 2011 were $7.9 million as compared to $7.2 in the prior year period. The increase is a result of a property tax true up during the fourth quarter 2011.

•	The Company self-performed approximately 89% of its work as measured by cost during the fourth quarter of 2011 as compared with 81% during the prior year period.

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The Company's fourth quarter 2011 EBITDA was a negative $2.0 million, representing a negative 3.7% EBITDA margin, which compares to fourth quarter 2010 EBITDA of $9.3 million, or a 10.3% EBITDA margin.

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For the second consecutive quarter the Company's Book-to-Bill ratio was greater than one. For the fourth quarter of 2011 it's Book-to-Bill ratio was 1.33 times, which compares to a fourth quarter 2010 Book-to-Bill ratio of 0.75 times.

Full Year 2011

•	Full year 2011 contract revenues decreased to $259.9 million, down 26.4% year-over-year as compared with full year 2010 revenues of $353.1 million.

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Gross profit for the year was $10.2 million which represents a decrease of $55.0 million as compared with the full year 2010. Gross profit margin for the year was 3.9%, which was down from 18.5% for the full year 2010. Gross profit margin was primarily impacted during the year by margin pressure on projects involving construction services and increased idle equipment.

•	The Company self-performed approximately 85% of its work as measured by cost during 2011 as compared with 82% during the prior year period.

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Selling, General, and Administrative expenses for the full year 2011 were $29.5 million as compared with $32.6 million in the prior year period. The decrease in Selling, General and Administrative expenses is due in part to the Company's cost containment program implemented throughout 2011.

•	The Company's full year 2011 EBITDA was $2.9 million, representing a 1.1% EBITDA margin, which compares to full year 2010 EBITDA of $53.6 million, or a 15.2% EBITDA margin.

Backlog of work under contract as of December 31, 2011 was $164.5 million which compares with backlog under contract at December 31, 2010 of $194.5 million. Ending full year backlog represents a sequential increase of $18.4 million as compared to the third quarter 2011. Subsequent to the end of the year, the Company has been successful in continuing to obtain additional awards for new work. For example, the Company announced two additional contracts this morning totaling approximately $24 million in Alaska and Florida. Additionally, during the first quarter of 2012, the Company has been successful in winning a $32 million dock construction contract for a private customer in the Gulf Coast region along with a $12 million berth construction contract for the Canaveral Port Authority. The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve month period. Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized will result in earnings.
Outlook
“2011 was a tough year, and while we are not out of the woods yet, we are seeing positive signs for the future,” said Mr. Pearson. “As we said previously, we made difficult decisions during 2011 to reduce and control costs while strategically bidding jobs to build backlog. The goal behind this approach is to build enough volume to cover fixed costs during this tough pricing market while aggressively going after opportunities to build back profitability. This approach is working and we are beginning to build a nice backlog.
In fact, so far this quarter, we have announced approximately $70 million worth of large job awards including the two announced this morning. Overall we currently have over $200 million worth of bids outstanding, including $64 million on which we are apparent low bidder. Likewise, we continue to experience an overall high level of bid activity. We believe we are identifying the right price points to win work and build backlog. As we look at our end markets, we continue to see multiple long term end market drivers, including the expansion of the Panama Canal, dredging and coastal restoration opportunities, and a continued increase in waterborne commerce levels.
Overall, we remain committed to protecting the intrinsic value of the Company by controlling overhead costs and bidding responsibly. To do this, we have taken steps to right size the Company to meet current market activity levels. During the year, we implemented several cost containment programs, and we have also strategically lowered margins on certain bids in order to rebuild backlog”.
Mr. Pearson continued, “We remain frustrated with our current situation, but we are taking the necessary actions to right size the business to meet current market activity levels while aiming to turn the business back to profitability. We expect to see continued tough quarters ahead due to gaps in projects and continued pricing pressure. However, we are executing our plan to build backlog, contain costs, manage through this downturn, and position ourselves to take advantage of a return to more normal market conditions. We are also optimistic about the future due to the strong market drivers and pent up demand for our services. We are confident that we will weather this storm and emerge a stronger Company.”

Capital Deployment

“Throughout 2011 we effectively managed our balance sheet and the Company's cash position,” said Mark Stauffer, Orion Marine Group's Executive Vice President and Chief Financial Officer. “Despite the current competitive environment, we still believe there is a strong long term market to support future growth of the Company through geographic expansion, strategic acquisitions, and new service lines to complement our core capabilities. We will continue to explore acquisition opportunities to further grow the business and we remain committed to increasing shareholder value.”

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the fourth quarter and full year 2011 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, March 1, 2012. To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company's website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group Fourth Quarter 2011 Earnings Conference Call at 800-659-2037; participant code 42049181.

A replay of this briefing will be available on the Web site within 24 hours and will be archived for at least two weeks.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, the Atlantic Seaboard, the West Coast, Canada and the Caribbean Basin and acts as a single source turn-key solution for its customers' marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has an almost 100-year legacy of successful operations.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin”. These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

A reconciliation of the Company's future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period. These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will',

'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, budgetary constraints of our governmental customers, and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 8, 2011, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share information)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Contract revenues	55,313	90,428	259,852	353,135
Costs of contract revenues	54,975	78,802	249,674	287,902
Gross profit	338	11,626	10,178	65,233
Selling, general and administrative expenses	7,876	7,155	29,519	32,646
Operating (loss) / income	(7,538)	4,471	(19,341)	32,587

(Loss) / gain from bargain purchase of business	—	587	—	(1,589)
Other income	(154)	—	(198)	—
Interest income	(9)	(55)	(31)	(99)
Interest expense	86	112	349	434
Other (income) expense, net	(77)	644	120	(1,254)
(Loss) / Income before income taxes	(7,461)	3,827	(19,461)	33,841
Income tax expense	(2,242)	834	(6,347)	11,959
Net (loss) / income	(5,219)	2,993	(13,114)	21,882

Basic earnings per share-Common	$(0.19)	$0.11	$(0.49)	$0.81
Diluted earnings per share-Common	$(0.19)	$0.11	$(0.49)	$0.81
Shares used to compute earnings per share:
Basic-Common	27,119,191	26,946,559	26,990,059	26,899,373
Diluted-Common	27,119,191	27,148,081	26,990,059	27,165,852

Orion Marine Group, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) / income	$(5,219)	$2,993	$(13,114)	$21,882
Income tax expense	(2,242)	834	(6,347)	11,959
Interest (income) expense, net	77	57	318	335
Depreciation and amortization	5,354	5,396	22,092	19,458
EBITDA EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.	$(2,030)	$9,280	$2,949	$53,634
Operating (loss) / income margin Operating income margin is calculated by dividing operating income plus gain from bargain purchase of equipment by contract revenues.	(13.4)%	4.3%	(7.4)%	9.7%
Impact of depreciation and amortization	9.7%	6%	8.5%	5.5%
EBITDA margin[1]	(3.7)%	10.3%	1.1%	15.2%

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Balance as of	Balance as of
	December 31, 2011	December 31, 2010
	(Audited)	(Audited)
Assets
Current assets
Cash and cash equivalents	38,979	23,174
Accounts receivable
Trade	20,954	40,211
Retainage	5,977	10,643
Other	1,111	4,988
Taxes receivable	13,998	7,668
Note receivable	51	90
Inventory	3,361	2,991
Deferred tax assets	1,182	1,794
Costs and estimated earnings in excess of billings on uncompleted contracts	15,112	26,103
Prepaid expenses and other	2,470	2,076
Total current assets	103,195	119,738
Property and equipment, net	146,107	155,311
Accounts receivable, long-term	1,410	—
Goodwill	32,168	32,168
Intangible assets, net of amortization	—	5
Other assets	207	357
Total assets	283,087	307,579

Liabilities and Stockholders' Equity
Current liabilities
Current portion of long-term debt	$ --	$ --
Accounts payable
Trade	11,977	25,519
Retainage	374	377
Accrued liabilities	9,339	12,463
Taxes payable	—	262
Billings in excess of costs and estimated earnings on uncompleted contracts	5,665	4,389
Total current liabilities	27,355	43,010
Long-term debt, less current portion	—	—
Other long-term liabilities	606	746
Deferred income taxes	21,287	16,707
Deferred revenue	203	260
Total liabilities	49,451	60,723
Stockholders' equity
Common stock	274	270
Treasury stock	(3,003)	—
Retained earnings	78,805	91,919
Total stockholders' equity	233,636	246,856
Total liabilities and stockholders' equity	283,087	307,579

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Twelve Months Ended December 31, 2011	Twelve Months Ended December 31, 2010
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net (loss) / income	(13,114)	21,882
Adjustments to reconcile net (loss) income to net cash provided by (used in)
operating activities:
Depreciation and amortization	22,092	19,458
Deferred financing cost amortization	132	296
Bad debt expense	255	(285)
Deferred income taxes	5,192	4,959
Stock-based compensation	2,712	2,542
Loss / (Gain) on sale of property and equipment	60	(459)
Gain on bargain purchase from acquisition of business	—	(1,589)
Excess tax benefit from stock option exercise	—	(96)
Change in operating assets and liabilities, excluding effects of business acquired:
Accounts receivable	26,135	(5,073)
Income tax receivable	(6,331)	(5,119)
Inventory	(370)	(1,519)
Note receivable	39	1,246
Prepaid expenses and other	(377)	(698)
Accounts payable	(12,970)	(7,651)
Accrued liabilities	(2,728)	3,024
Income tax payable	(262)	(50)
Billings in excess of costs and estimated earnings on uncompleted contracts, net	12,268	(16,974)
Deferred revenue	(57)	(55)
Net cash provided by (used in) operating activities	32,676	13,839
Cash flows from investing activities
Proceeds from sale of property and equipment	841	827
Purchase of property and equipment	(14,894)	(29,050)
Acquisition of business in Pacific Northwest	—	(6,653)
Acquisition of TW LaQuay Dredging (net of cash acquired)	—	(60,879)
Net cash used in investing activities	(14,053)	(95,755)
Cash flows from financing activities
Exercise of stock options	185	669
Excess tax benefit from stock option exercise	—	96
Issuance of restricted stock	—	—
Increase in loan costs	—	(411)
Purchase of shares into treasury	(3,003)	—
Net cash (used in) provided by financing activities	(2,818)	354
Net change in cash and cash equivalents	15,805	(81,562)
Cash and cash equivalents at beginning of period	23,174	104,736
Cash and cash equivalents at end of period	38,979	23,174

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Mark Stauffer, Executive Vice President & CFO
Chris DeAlmeida, Director of Finance
713-852-6506